Exhibit 99.2

VASCO Data Security International, Inc.

Q3 2013 Earnings Conference Call

Prepared Remarks

October 24, 2013

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Today, we are going to review the results for third quarter, 2013. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Comments by Jochem Binst:

Thank you, Ken.

Ladies and gentlemen,

“Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” “PROJECTS” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Revenue from continuing operations was approximately $39.2 million, an increase of approximately 8% compared to the third quarter of 2012.

Q3 2013 was our 43rd consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 64% of revenue. Our operating income from continuing operations was approximately 13% of revenue for the quarter. On September 30th, 2013 our net cash balance was approximately $92.1 million and we had approximately $120.1 million in working capital.

On October 16, 2013, we issued a press release and hosted a conference call stating that we expected to fall short of our previously published guidance for full year 2013 revenue and operating income as a percent of revenue.

Lower than expected performance in the Enterprise and Application Security market in the third quarter and an expected continuation of that trend in the fourth quarter are the primary reasons that VASCO reduced its revenue and operating margin guidance for full year 2013. We are disappointed that our increased investments in the Enterprise and Application Security market have not yielded the expected return. Going forward, we will focus more directly on the solid base of business we have in that market and take the necessary actions to ensure that our costs for the business are appropriate for the revenues and gross margins the business generates.

Accordingly, on October 21 we announced that we would close our R&D facility in Brisbane, Australia. VASCO has R&D facilities in The Netherlands, Belgium, France, Austria, the UK and Australia. The time difference and the travel distance between the main R&D facilities in Europe and the Brisbane office were among the decisive factors for VASCO to discontinue its Brisbane office. In Australia, the company will continue to invest in its Sydney regional sales headquarters.

We expect to finalize the closure of the Brisbane office by end of December, 2013. VASCO’s Brisbane office had 15 employees. The R&D activities that were located in Brisbane will be reassigned to VASCO’s Vienna (Austria) office. The Vienna operations have the necessary resources to continue the development of the products previously developed in Brisbane.

At this time, I would like to introduce you to Jan Valcke, VASCO’s President and Chief Operating Officer, Jan.

General Comments – Jan Valcke:

Thank you, Ken.

Ladies and gentlemen,

The third quarter of 2013 was particularly disappointing in the Enterprise and Applications security areas. We will take decisive action to bring this business unit back to profitability.

Currently, plans are underway to enhance the performance of our sales teams.

The key words are:

•	Efficiency

•	Focus

•	Cost awareness

Historically, VASCO’s sales organization has been a very efficient and effective operation. This is still the case with our banking sales group. We will take every action necessary to return our enterprise and application security business to that high standard of efficiency.

We will focus on the more profitable segments and areas of the Enterprise and Application Security markets.

We will thoroughly examine our company’s cost structure. Our plan is to reduce costs without jeopardizing the flexibility and the future growth potential of our company. In the R&D division, we are also looking for efficiency gains.

The recent announcement of the closing of our R&D center in Brisbane (Australia) was a first step. By moving R&D activities from Brisbane to Vienna, we will create a strong team with complementary tasks.

We will further evaluate our R&D expenditures, making sure that the investment matches the market opportunities. Throughout the organization, we will be looking for opportunities to become leaner and more efficient.

Thank you, Ken

Introduce Cliff Bown:

At this time I would like to introduce Cliff Bown, VASCO’s EVP and Chief Financial Officer.

General Comments – Cliff Bown:

Thanks Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the third quarter of 2013 were $39.2 million, an increase of $2.9 million or 8% from the third quarter of 2012. Revenues for the quarter were consistent with our pre-announcement on October 16th of approximately $39 million. For the first nine months, revenues were $111.8 million, a decrease of $3.4 million or 3% from the comparable period in 2012.

The increase in revenue in the third quarter of 2013 compared to the third quarter of 2012 reflected a 10% increase in revenues from the banking market while revenues from the enterprise and application security market were essentially flat. For the nine months ended September 30, 2013 compared to the same period in 2012, revenues from the banking market were essentially flat while revenues from the enterprise and application security market declined 14%.

Changes in exchange rates also had a small impact on the comparison of revenues. We estimate that revenues were $0.3 million higher for the third quarter and $0.2 million higher for first nine months of 2013 than they would have been had the exchange rates in 2013 been the same as in 2012.

The mix of our revenues for the third quarter and first nine months of 2013 compared to the same periods in 2012 is more heavily weighted to banking. For the third quarter and first nine months of 2013, 83% of our revenue came from the banking market with the remaining 17% coming from the enterprise and application security market. For the third quarter and first nine months of 2012, 82% and 81%, of our revenue, respectively, came from the banking market and 18% and 19% of our revenue, respectively, came from the enterprise and application security market.

The geographic distribution of our revenue for the first nine months of 2013 was comparable to the same period in 2012. In both years approximately 61% of our revenue came from Europe. The distribution of the rest of our revenues reflected slightly stronger performance in other countries and slightly weaker performance in Asia. We believe that the change in mix of revenues by region does not reflect any significant change in the economic environment of any given market, but rather reflects that our business is based on specific projects undertaken by our customers in specific time periods. As discussed previously, the majority of our revenues are sustainable and repeatable by nature rather than recurring.

Our gross profit margins were approximately 1.8 percentage points and 0.8 percentage points lower in the third quarter of 2013 and first nine months of 2013, respectively, than in the comparable periods in 2012. Our gross profit margins were 64.0% and 64.4% of revenue for the third quarter and first nine months of 2013, respectively, compared to 65.8% and 65.2% of revenue for the comparable periods in 2012.

The decrease in gross profit as a percentage of revenue in both periods of 2013 compared to 2012 primarily reflects:

•	a decrease in revenue from the enterprise and application security market as a percentage of total revenue, and

•	a reduction in the gross margins of hardware sales in the banking market,

partially offset by,

•	an increase in non-hardware revenue as a percentage of total revenue.

As noted earlier, revenue from our enterprise and application security market, which generally has margins that are 20 to 30 percentage points higher than the banking market, was 17% of our total revenue for both the third quarter and the first nine months of 2013 compared to 18% and 19% the third quarter and first nine months of 2012, respectively.

Non-hardware revenue, which can have a gross profit margin that is approximately 20 to 30 percentage points higher than hardware-related revenue, depending on the model and quantity of the hardware units sold, was 28% of revenue for both the third quarter and the first nine months of 2013 compared to approximately 23% of revenue for both the third quarter and first nine months of 2012.

On a consolidated basis, our operating expenses for the quarter and nine months ended September 30, 2013 were $20.0 million and $62.4 million respectively, an increase of $2.4 million or 14% from the third quarter of 2012 and an increase of $4.7 million or 8% for the nine months ended September 30, 2013.

The increase in consolidated operating expenses for the third quarter of 2013 compared to the same period of 2012 was primarily related to:

•	a 9% increase in average headcount,

•	incremental operating and amortization expenses of $1.0 million related to Cronto, which was acquired in the second quarter of 2013, and

•	an increase in expense of approximately $0.5 million related to changes in currency exchange rates.

The increase in consolidated operating expenses for the first nine months of 2013 compared to the same period in 2012 was primarily related to:

•	a 6% increase in average headcount,

•	incremental operating and amortization expenses of $1.3 million, excluding acquisition-related costs, related to Cronto, and

•	an increase in expense of approximately $0.6 million related to changes in currency exchange rates.

Operating expenses for the third quarter and first nine months of 2013 included $0.6 million and $2.0 million of expenses related to long-term incentive plan costs, respectively, compared to $0.5 million and $2.7 million of long-term incentive plan costs for the third quarter and first nine months of 2012, respectively.

Operating expenses also included $1.1 million and $2.2 million of amortization related to purchased intangible assets for the third quarter and first nine months of 2013, respectively. Amortization of purchased intangible assets was $0.5 million and $1.4 million of the third quarter and first nine months ended September 30, 2012, respectively.

Operating income for the third quarter of 2013 was $5.0 million, a decrease of $1.2 or 20% from the $6.3 million reported in the third quarter of 2012. For the first nine months, operating income was $9.7 million in 2013, a decrease of $7.8 million or 45% from the $17.5 million reported in 2012.

Operating income as a percent of revenue, or operating margin, was 13% for the third quarter and 9% first nine months of 2013. In 2012, our operating margins were 17% for the quarter and 15% for the first nine months.

We reported income tax expense of $1.4 million for the third quarter and $2.3 million for the first nine months of 2013. The effective tax rate was 29% for the third quarter and 23% for the first nine months of 2013.

For 2012, the Company reported income tax expense of $1.5 million for the third quarter and $4.0 million for the first nine months. The effective tax rate reported in 2012 was 24% for the third quarter and 22% the first nine months.

The tax rate in the third quarter of 2013 was negatively impacted by an adjustment to increase our estimated full-year tax rate from 17% to 23%. The tax rate in the third quarter of 2012 was negatively impacted by an adjustment to increase our estimated our full-year tax rate from 21% to 22%.

The effective rates for both 2013 and 2012 reflect our estimate of our full-year tax rate at the end of the third quarter in each period. The change in tax rate reflects a number of differences including, but not limited to, our estimates of full-year pre-tax income at the end of the third quarter of each year as well as the geographic distribution of where the income is earned. Under our current structure, our effective rate will be very sensitive to the level of pretax income. As pretax income increases, we expect the effective rate to decline. As pretax income decreases, the effective rate will increase.

The makeup of our workforce as of September 30, 2013 was 409 people worldwide with 194 in sales, marketing and customer support, 155 in research and development and 60 in general and administrative. The average headcount for the third quarter of 2013 was 33 persons or 9% higher than the average headcount for the third quarter of 2012. The average headcount for the first nine months of 2013 was 22 persons or 6% higher than the average headcount for the same period in 2012.

Our balance sheet continued to show strong cash and working capital balances throughout the third quarter of 2013. Our net cash balance was $92.1 million at September 30, 2013, an increase of $6.5 million or 8%, from $85.6 million at June 30, 2013, and a decrease of $14.3, or 13%, from $106.5 at December 31, 2012. The increase in cash from June 30, 2013 was primarily attributable to the positive cash flow from operations and the weakening of the U.S. dollar to the Euro. The decrease in cash from December 31, 2012, was primarily attributable to the acquisition of Cronto in the second quarter of 2013 partially offset by the positive cash flow from operations and the positive impact on cash of the weakening of the U.S. dollar to the Euro.

At September 30, 2013 we had working capital of $120.1 million, an increase of $7.7, or 7%, from $112.5 at June 30, 2013 and a decrease of $9.4 or 7% from $129.5 reported at December 31, 2012. The increase in working capital for the quarter ended September 30, 2013 was primarily related to cash flow related to our earnings. The decrease in working capital for the nine months ended September 30, 2013 was primarily related to the acquisition of Cronto.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

We are reaffirming the modified guidance that we gave during our October 16th conference call.

•	We expect that our revenue from our traditional business, which excludes our new service product offerings, for full-year 2013 will be in a range of $150 million to $155 million,

•	We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 8% to 10% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Operator